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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

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                               SCHEDULE 14D-1
                              (Amendment No. 4)

             Tender Offer Statement Pursuant to Section 14(d)(1)
                   of the Securities Exchange Act of 1934

                              ----------------

                        BALCOR REALTY INVESTORS - 84
                          (Name of Subject Company)

                WALTON STREET CAPITAL ACQUISITION CO., L.L.C.
                               WIG 84 PARTNERS
                          FMG ACQUISITION I, L.L.C.
                       INSIGNIA FINANCIAL GROUP, INC.
                                  (Bidders)

                        LIMITED PARTNERSHIP INTERESTS
                       (Title of Class of Securities)

                                    NONE
                    (CUSIP Number of Class of Securities)

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                            Edward J. Schneidman
                                John R. Sagan
                            Mayer, Brown & Platt
                          190 South LaSalle Street
                           Chicago, Illinois 60603
                               (312) 782-0600

          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Bidder)



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                       Amendment No. 4 to Schedule 14D-1

     This Amendment No. 4 to Schedule 14D-1 amends the Schedule 14D-1 filed by Walton Street Capital Acquisition Co., L.L.C., a Delaware limited liability company, (the "Purchaser") with the Commission on November 16, 1995, as amended by Amendment No. 1 filed with the Commission on November 21, 1995, Amendment No. 2 filed with the Commission on December 5, 1995 and Amendment No. 3 filed with the Commission on December 18, 1995. All capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Offer to Purchase dated November 16, 1995 (the "Offer to Purchase"), the First Supplement to the Offer to Purchase dated December 5, 1995 (the "First Supplement") and the related Letter of Acceptance (the "Letter of Acceptance," as each may be supplemented or amended from time to time, which together constitute the "Offer").

ITEM 1.   SECURITY AND SUBJECT COMPANY.

     Item 1(b) is hereby amended by the following:

     (b) The information set forth in the Letter to Limited Partners dated December 18, 1995, a copy of which has been filed as Exhibit (a)(10) to this Amendment No. 4, is incorporated herein by reference.

ITEM 10. ADDITIONAL INFORMATION.

     Item 10(f) is hereby amended to add the following:

     (f) The information set forth in the Letter to Limited Partners dated December 18, 1995 is incorporated herein by reference.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

     99.(a)(10)      Letter to Limited Partners dated December 18, 1995.

                                   SIGNATURES


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 19, 1995.               WALTON STREET CAPITAL ACQUISITION
                                         CO., L.L.C.

                                         By:/s/ Neil Bluhm
                                            ----------------------------------------------------------
                                              Neil Bluhm
                                              Manager


                                         By:/s/ Ira Schulman
                                            ----------------------------------------------------------
                                              Ira Schulman
                                              Manager


                                         By:/s/ William Abrams
                                            ----------------------------------------------------------
                                              William Abrams
                                              Manager


                                         By:/s/ Jeffrey Quicksilver
                                            ----------------------------------------------------------
                                              Jeffrey Quicksilver
                                              Manager


                                         WIG 84 PARTNERS
                                         By: Walton Street Capital
                                             Acquisition Co., L.L.C.


                                         By:/s/ Ira Schulman
                                            ----------------------------------------------------------
                                              Ira Schulman
                                              Managing Principal


                                         FMG ACQUISITION I, L.L.C.


                                         By:/s/ Jeffrey Goldberg
                                            ----------------------------------------------------------
                                              Jeffrey Goldberg
                                              In his capacity as Manager


                                         INSIGNIA FINANCIAL GROUP, INC.


                                         By:/s/ Frank Garrison
                                            ----------------------------------------------------------
                                              Frank Garrison
                                              Executive Managing Director

                                 EXHIBIT INDEX


                                                                                                               Sequentially
                                                                                                                 Numbered
Exhibit             Description                                                                                    Page
-------             -----------                                                                                -------------
99.(a)(10)          Letter to Limited Partners dated December 18, 1995   . . . . . . . . . . . . . .                5

